UFP Industries, Inc.

Exhibit 99(a)

FOR IMMEDIATE RELEASE

Monday, February 17, 2025

UFP Industries Announces Fourth Quarter and Fiscal 2024 Results

GRAND RAPIDS, Mich., Monday, February 17, 2025 – UFP Industries, Inc. (Nasdaq: UFPI) today announced fourth quarter 2024 results including net sales of $1.46 billion, net earnings attributable to controlling interest of $68.0 million, and earnings per diluted share of $1.12. The company also announced net sales of $6.7 billion and earnings per diluted share of $6.77 for fiscal 2024. These results include the impact of impairment charges and severances of approximately $0.11 per diluted share (net of income taxes) associated with ongoing actions to reduce capacity and personnel costs due to lower overall market demand, and a gain on the sale of real estate of approximately $.03 per diluted share (net of income taxes).

“The second half of 2024 proved more challenging than expected, as we continued to face softer demand and a more competitive pricing environment in the fourth quarter,” said Matthew J. Missad, executive chairman. “Despite these market headwinds, 2024 marked the 70th consecutive profitable year for the company, which highlights the resiliency of our businesses and our people. It has been an incredible pleasure to work with and help lead such a great team, and I am grateful for their hard work and determination, with the goal of always being the best. In times like these, they are addressing challenges head-on and making the tough decisions that will enable us to grow further and faster when our markets find a more stable footing. Although we expect the challenging economy to persist in 2025, our balanced business model, variable incentive compensation program, growth and improvement strategies, and strong balance sheet will help drive our success. I am very confident that Will Schwartz, Mike Cole and our great team of leaders will drive even greater success in the future while maintaining the team culture of employee growth and opportunity in pursuit of elite performance.”

On December 29, 2024, Will Schwartz replaced Matt Missad as CEO, and Landon Tarvin succeeded Will as president of UFP Retail Solutions. Additionally, Will added the role of president, and CFO Mike Cole expanded his duties to include president of corporate services.

UFP Industries, Inc.

“I feel honored to step into the role as CEO at UFP Industries and help build on the company’s incredibly rich history,” said Will Schwartz. “Our team is focused on investing in our most promising growth opportunities and businesses that will generate the highest long-term returns. Bringing new, value-added products to market remains a key focus across the enterprise, and we’ll showcase a few of our latest innovations, including our new Deckorators product lines made with Surestone technology, at the International Builders’ Show next week. We’ll also prioritize improving the value we bring to our customers and driving returns across our portfolio through investments in automation, new value-added product introductions, and plant optimization. Finally, as we manage through this uncertain environment, we will carefully manage our profitability and remain on track to achieve cost savings of $60 million by the end of 2026.”

Fourth Quarter 2024 Highlights (comparisons on a year-over-year basis except where noted):

●	Net sales of $1.46 billion decreased 4 percent due to a 4 percent decrease in selling prices.
●	New product sales of $102 million were 7.0 percent of total sales compared to 7.7 percent in the fourth quarter of 2023.
●	Net earnings attributable to controlling interests of $68.0 million represents a 34 percent decrease from last year.
●	Adjusted EBITDA[1] was $132.7 million in the quarter or 9.1 percent of sales, compared to $165.6 million or 10.9 percent of sales for the same period a year ago.

Fiscal 2024 Highlights

●	Net sales of $6.7 billion decreased 8 percent due to a 1 percent decrease in organic unit sales and a 7 percent decrease in selling prices. The price of Southern Yellow Pine (SYP), which comprises approximately two-thirds of our lumber purchases, decreased 14 percent and contributed to the decrease in our selling prices.
●	New product sales of $505 million were 7.6 percent of total sales compared to 7.9 percent in fiscal 2023. Many products that were considered new products in 2023 were sunset and not included in 2024 totals. In 2024, the company also increased the margin threshold for new products, disqualifying certain product lines because they no longer met the company’s growth and margin requirements to be classified as new products.
●	Net earnings attributable to controlling interests of $414.6 million represents a 19 percent decrease from last year.
●	Adjusted EBITDA[1] was $682.3 million for the year or 10.3 percent of sales, compared to $810 million or 11.2 percent of sales for the same period a year ago.

Capital Allocation

UFP Industries maintains a strong balance sheet with nearly $1.2 billion in cash as of December 28, 2024, compared to $1.1 billion in cash at the end of 2023. As of December 28, 2024, the company had approximately $2.5 billion of liquidity consisting of cash, remaining availability under the revolving credit facility, and remaining borrowing capacity provided by a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

UFP Industries, Inc.

-	Acquisitions and Organic Growth. The company seeks strategic acquisitions and invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. On December 23, 2024, the company acquired C&L Wood Products, Inc. (C&L), a manufacturer of pallets based in Hartselle, Alabama. C&L expands the geographic footprint of the company’s PalletOne subsidiary into northern Alabama and central Tennessee.

In 2024, the company announced up to $1 billion in capital investments through 2028 for automation, technology upgrades, geographic expansion and increased capacity at existing facilities, specifically for its Deckorators and Site Built business units and its Packaging segment. The company expects to invest approximately $350 million in capital projects in 2025.

-	Dividend payments. On February 13, 2025, the UFP Industries Board of Directors approved a quarterly dividend payment of $0.35 per share, a 6 percent increase over the quarterly dividend of $0.33 per share paid throughout 2024. The dividend is payable on March 17, 2025, to shareholders of record on March 3, 2025.
-	Share repurchases. On July 24, 2024, the UFP Industries Board of Directors authorized the company to repurchase up to $200 million of shares through July 31, 2025. Since that date, the company repurchased 9,322 shares for $1 million at an average share price of $111.81 under this new authorization during the fourth quarter; during January 2025, 62,900 shares were repurchased for $7.0 million at an average share price of $111.27.

By business segment, the company reported the following results:

UFP Retail Solutions

Fourth Quarter: Net sales of $525 million were flat compared to the fourth quarter of 2023. Organic unit sales increased 1 percent, which was offset by a 1 percent decline due to the transfer of certain product sales to the Packaging segment. Organic unit sales increased 1 percent for ProWood and decreased 2 percent for UFP-Edge and 4 percent for Deckorators. Gross profit was $68 million or 12.9 percent of sales compared to $67 million or 12.7 percent of sales, last year. Gross profit remained steady quarter over quarter as a result of generally stable unit volumes and SKU rationalization completed earlier in the year.

Full Year:
Net sales of $2.6 billion decreased 12 percent compared to fiscal 2023, attributable to a 5 percent decline in selling prices, a 5 percent decline in organic unit sales, and a 2 percent decline due to the transfer of certain products to the Packaging and Construction segments. Organic unit sales decreased 5 percent for ProWood, 6 percent for UFP-Edge and 3 percent for Deckorators. Unit sales decreased 4 percent with big box customers, reflective of ongoing softening in repair and remodel activity. Independent dealer sales decreased 7 percent, a decline that more closely correlates to housing starts. Gross profit was $389 million or 15 percent of sales compared to $389 million or 13.2 percent of sales last year. The impact of lower volumes was offset by operational improvements and SKU rationalization. As a result of the significant amount of variable-priced products, the decline in our selling prices was substantially offset by lower lumber costs.

UFP Industries, Inc.

UFP Packaging

Fourth Quarter: Net sales of $375 million were down 9 percent compared to the fourth quarter of 2023. A 2 percent decline in organic unit sales and an 8 percent decrease in selling prices were partially offset by a 1 percent increase from the transfer of certain product sales from the Retail segment. A 9 percent decline in organic unit sales for Structural Packaging and 2 percent decline in organic unit sales for Protective Packaging, attributable to weaker demand, were partially offset by a 13 percent increase in organic unit sales for PalletOne due to market share gains. Gross profit for the Packaging segment was $61 million or 16.2 percent of sales compared to $82 million or 19.9 percent of sales in the fourth quarter last year. Gross profit declined primarily due to competitive price pressure and a less favorable sales mix.

Full Year: Net sales of $1.6 billion were down 11 percent compared to fiscal 2023, due to an 8 percent decrease in selling prices and a 5 percent decline in organic unit sales, partially offset by a 2 percent increase from the transfer of certain product sales from the Retail segment. A 10 percent decline in organic unit sales for Structural Packaging and 6 percent decline in organic unit sales for Protective Packaging, attributable to weaker demand, were partially offset by a 9 percent increase in organic unit sales for PalletOne, due to market share gains. Gross profit for the Packaging segment was $301 million or 18.4 percent of sales compared to $415 million or 22.6 percent of sales last year. Gross profit declined due to competitive price pressure, a less favorable sales mix, and lower sales volumes.

UFP Construction

Fourth Quarter: Net sales of $487 million decreased 5 percent compared to the fourth quarter of 2023, attributable to a 7 percent decrease in selling prices offset by a 2 percent increase in organic unit sales. Organic unit sales increased 18 percent in Factory Built due to an increase in industry production and market share gains, and organic unit sales increased 6 percent in Concrete Forming. Organic unit sales for the Site Built and Commercial business units decreased 9 percent and 2 percent, respectively, primarily due to weaker demand. Gross profit for the Construction segment was $87 million or 17.9 percent of sales compared to $120 million or 23.5 percent of sales in the fourth quarter last year. The decrease in gross profit was primarily due to lower volumes and unabsorbed fixed manufacturing costs, a more competitive pricing environment, and a less favorable sales mix.

Full Year: Net sales of $2.1 billion decreased 2 percent compared to fiscal 2023, attributable to a 7 percent decrease in selling prices offset by a 5 percent increase in organic unit sales. Organic unit sales increased 16 percent in Factory Built due to an increase in industry production and market share gains. Organic unit sales were flat in Site Built and down 6 percent in both Commercial and Concrete Forming. Gross profit for the Construction segment was $438 million or 20.7 percent of sales compared to $524 million or 24.2 percent of sales in the prior year. Gross profit declined primarily due to a lower volumes and unabsorbed fixed manufacturing costs, a more competitive pricing environment, and a less favorable sales mix.

UFP Industries, Inc.

Short-Term Outlook

Tariff impacts: We are working closely with our domestic and international suppliers to navigate the recently proposed tariffs, which have been paused in Mexico and Canada. If tariffs are enforced, the demand for domestic product is expected to increase, which will likely increase costs as capacity gets challenged. Although the trade landscape continues to evolve, since we do not own any foreign sawmills and have excellent relationships with our mill partners, we believe we are currently in a strong position to adapt quickly to tariffs without adverse financial impact after a short adjustment period. The company will continue to monitor the market and make decisions quickly to minimize disruption.

End Market Demand: We anticipate the softer demand and a competitive pricing environment will continue through the first half of 2025, with overall demand slightly down in each of our Retail, Packaging, and Constructions segments.

Long-Term Outlook

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) and at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent EBITDA margins; 3) earning an incremental return on new investments over its hurdle rate; and 4) maintaining its conservative capital structure.

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss its outlook and information included in this news release at 9:00 a.m. ET on Tuesday, February 18, 2025. The call will be hosted by Executive Chairman Matt Missad, President and CEO Will Schwartz and CFO Michael Cole and will be available simultaneously and in its entirety to all interested investors and news media through a webcast at https://www.ufpinvestor.com/news-filings-reports#events---presentations. A replay of the call will be available through the website.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. UFP Industries is ranked #493 on the Fortune 500 and #128 on Industry Week’s list of America’s Largest Manufacturers. For more about UFP Industries, go to www.ufpi.com.

UFP Industries, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA, a non-GAAP financial measure, in order to evaluate historical and ongoing operations. Management believes that this non-GAAP financial measure is useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA is intended to supplement and should be read together with the financial results. Adjusted EBITDA should not be considered an alternative or substitute for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measure.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2024/2023

	Quarter Period				Year to Date
(In thousands, except per share data)	2024		2023		2024		2023
NET SALES	$1,462,001	100.0%	$1,524,353	100.0%	$6,652,309	100.0%	$7,218,384	100.0%

COST OF GOODS SOLD	1,222,492	83.6	1,228,211	80.6	5,425,567	81.6	5,799,446	80.3

GROSS PROFIT	239,509	16.4	296,142	19.4	1,226,742	18.4	1,418,938	19.7

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	156,491	10.7	171,598	11.3	735,046	11.0	766,633	10.6
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	4,619	0.3	205	—	6,157	0.1	(260)	—
OTHER (GAINS) LOSSES, NET	(1,060)	(0.1)	342	—	(6,703)	(0.1)	6,031	0.1

EARNINGS FROM OPERATIONS	79,459	5.4	123,997	8.1	492,242	7.4	646,534	9.0

INTEREST AND OTHER	(11,560)	(0.8)	(11,664)	(0.8)	(47,913)	(0.7)	(24,707)	(0.3)

EARNINGS BEFORE INCOME TAXES	91,019	6.2	135,661	8.9	540,155	8.1	671,241	9.3

INCOME TAXES	21,236	1.5	31,753	2.1	121,422	1.8	156,784	2.2

NET EARNINGS	69,783	4.8	103,908	6.8	418,733	6.3	514,457	7.1

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,744)	(0.1)	(461)	—	(4,173)	(0.1)	(145)	—

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$68,039	4.7	$103,447	6.8	$414,560	6.2	$514,312	7.1

EARNINGS PER SHARE - BASIC	$1.12		$1.65		$6.78		$8.21

EARNINGS PER SHARE - DILUTED	$1.12		$1.62		$6.77		$8.07

COMPREHENSIVE INCOME	$58,121		$111,775		$398,753		$529,293

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,007)		(2,139)		(610)		(4,800)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$57,114		$109,636		$398,143		$524,493

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED DECEMBER 2024

	Quarter Period 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$524,591	$375,315	$486,776	$73,971	$1,348	$1,462,001
COST OF GOODS SOLD	456,731	314,427	399,826	68,602	(17,094)	1,222,492
GROSS PROFIT	67,860	60,888	86,950	5,369	18,442	239,509
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	34,578	35,468	51,014	(1,723)	37,154	156,491
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	2,189	5,090	452	18	(3,130)	4,619
OTHER (GAINS) LOSSES, NET	(436)	—	(447)	(286)	109	(1,060)
EARNINGS FROM OPERATIONS	31,529	20,330	35,931	7,360	(15,691)	79,459
INTEREST AND OTHER	(171)	(1,415)	42	(530)	(9,486)	(11,560)
EARNINGS BEFORE INCOME TAXES	31,700	21,745	35,889	7,890	(6,205)	91,019
INCOME TAXES	7,341	5,182	8,294	721	(302)	21,236
NET EARNINGS	$24,359	$16,563	$27,595	$7,169	$(5,903)	$69,783
INTEREST AND OTHER	(171)	(1,415)	42	(530)	(9,486)	(11,560)
INCOME TAXES	7,341	5,182	8,294	721	(302)	21,236
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	1,860	1,623	1,846	163	5,326	10,818
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	940	861	451	18	(3,130)	(860)
IMPAIRMENT OF INTANGIBLES	1,250	4,229	—	—	—	5,479
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	(605)	—	—	—	(605)
DEPRECIATION EXPENSE	7,550	9,003	6,092	889	8,977	32,511
AMORTIZATION OF INTANGIBLES	998	2,216	702	1,551	433	5,900
ADJUSTED EBITDA	$44,127	$37,657	$45,022	$9,981	$(4,085)	$132,702

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.4%	10.0%	9.2%	13.5%	*	9.1%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED DECEMBER 2023

	Quarter Period 2023
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$525,730	$413,654	$511,042	$73,551	$376	$1,524,353
COST OF GOODS SOLD	459,044	331,488	390,983	54,601	(7,905)	1,228,211
GROSS PROFIT	66,686	82,166	120,059	18,950	8,281	296,142
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	40,657	39,170	62,393	11,566	17,812	171,598
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	741	92	53	(27)	(654)	205
OTHER LOSSES (GAINS), NET	264	—	34	(166)	210	342
EARNINGS FROM OPERATIONS	25,024	42,904	57,579	7,577	(9,087)	123,997
INTEREST AND OTHER	(124)	1,356	(3)	(4,300)	(8,593)	(11,664)
EARNINGS BEFORE INCOME TAXES	25,148	41,548	57,582	11,877	(494)	135,661
INCOME TAXES	5,922	9,725	13,478	2,744	(116)	31,753
NET EARNINGS	$19,226	$31,823	$44,104	$9,133	$(378)	$103,908
INTEREST AND OTHER	(124)	1,356	(3)	(4,300)	(8,593)	(11,664)
INCOME TAXES	5,922	9,725	13,478	2,744	(116)	31,753
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	1,331	2,110	1,698	248	3,444	8,831
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	740	92	54	(27)	(654)	205
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	(134)	(3,475)	—	—	—	(3,609)
DEPRECIATION EXPENSE	6,898	8,958	5,354	975	7,946	30,131
AMORTIZATION OF INTANGIBLES	1,101	2,192	702	1,642	365	6,002
ADJUSTED EBITDA	$34,960	$52,781	$65,387	$10,415	$2,014	$165,557

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	6.6%	12.8%	12.8%	14.2%	*	10.9%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 2024

	Year to Date 2024
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$2,597,994	$1,636,563	$2,113,844	$298,190	$5,718	$6,652,309
COST OF GOODS SOLD	2,209,195	1,335,304	1,675,346	240,518	(34,796)	5,425,567
GROSS PROFIT	388,799	301,259	438,498	57,672	40,514	1,226,742
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	209,592	191,757	262,517	39,940	31,240	735,046
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	3,067	6,545	673	28	(4,156)	6,157
OTHER (GAINS) LOSSES, NET	(2,964)	—	(376)	(3,572)	209	(6,703)
EARNINGS FROM OPERATIONS	179,104	102,957	175,684	21,276	13,221	492,242
INTEREST AND OTHER	(557)	(101)	17	(9,356)	(37,916)	(47,913)
EARNINGS BEFORE INCOME TAXES	179,661	103,058	175,667	30,632	51,137	540,155
INCOME TAXES	40,534	23,023	39,488	5,793	12,584	121,422
NET EARNINGS	$139,127	$80,035	$136,179	$24,839	$38,553	$418,733
INTEREST AND OTHER	(557)	(101)	17	(9,356)	(37,916)	(47,913)
INCOME TAXES	40,534	23,023	39,488	5,793	12,584	121,422
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	5,788	6,974	7,944	772	16,685	38,163
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	1,817	2,316	673	28	(4,156)	678
IMPAIRMENT OF INTANGIBLES	1,250	4,229	—	—	—	5,479
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	—	(642)	(1,818)	—	—	(2,460)
DEPRECIATION EXPENSE	28,877	34,603	23,124	3,338	34,699	124,641
AMORTIZATION OF INTANGIBLES	3,992	8,840	2,810	6,124	1,755	23,521
ADJUSTED EBITDA	$220,828	$159,277	$208,417	$31,538	$62,204	$682,264

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	8.5%	9.7%	9.9%	10.6%	*	10.3%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION TO ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 2023

	Year to Date 2023
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
NET SALES	$2,956,007	$1,838,200	$2,161,059	$259,392	$3,726	$7,218,384
COST OF GOODS SOLD	2,566,572	1,422,940	1,637,329	182,047	(9,442)	5,799,446
GROSS PROFIT	389,435	415,260	523,730	77,345	13,168	1,418,938
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	213,288	219,323	279,107	51,548	3,367	766,633
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	800	8	9	(166)	(911)	(260)
OTHER LOSSES, NET	3,180	—	1,268	1,425	158	6,031
EARNINGS FROM OPERATIONS	172,167	195,929	243,346	24,538	10,554	646,534
INTEREST AND OTHER	(57)	2,368	(10)	(8,767)	(18,241)	(24,707)
EARNINGS BEFORE INCOME TAXES	172,224	193,561	243,356	33,305	28,795	671,241
INCOME TAXES	40,304	45,292	56,753	7,723	6,712	156,784
NET EARNINGS	$131,920	$148,269	$186,603	$25,582	$22,083	$514,457
INTEREST AND OTHER	(57)	2,368	(10)	(8,767)	(18,241)	(24,707)
INCOME TAXES	40,304	45,292	56,753	7,723	6,712	156,784
EXPENSES ASSOCIATED WITH SHARE-BASED COMPENSATION ARRANGEMENTS	5,575	7,595	7,190	935	13,604	34,899
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	801	7	9	(167)	(910)	(260)
GAIN FROM REDUCTION OF ESTIMATED EARNOUT LIABILITY	(593)	(1,784)	(800)	—	—	(3,177)
DEPRECIATION EXPENSE	25,483	32,996	19,546	2,454	30,084	110,563
AMORTIZATION OF INTANGIBLES	4,566	8,849	2,904	3,488	1,520	21,327
ADJUSTED EBITDA	$207,999	$243,592	$272,195	$31,248	$54,852	$809,886

ADJUSTED EBITDA AS A PERCENTAGE OF NET SALES	7.0%	13.3%	12.6%	12.0%	*	11.2%
* Not meaningful

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 2024/2023

(In thousands)
ASSETS	2024	2023	LIABILITIES AND EQUITY	2024	2023

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$1,171,828	1,118,329	Accounts payable	$224,659	$203,055
Restricted cash	7,766	3,927	Accrued liabilities and other	283,664	322,021
Investments	31,087	34,745	Current portion of debt	4,125	42,900
Accounts receivable	500,920	549,499
Inventories	720,824	727,788
Other current assets	70,600	67,801

TOTAL CURRENT ASSETS	2,503,025	2,502,089	TOTAL CURRENT LIABILITIES	512,448	567,976

OTHER ASSETS	257,533	220,278	LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS	229,830	233,534
INTANGIBLE ASSETS, NET	499,637	518,853	OTHER LIABILITIES	158,669	166,067

			TEMPORARY EQUITY	5,366	20,030

PROPERTY, PLANT AND EQUIPMENT, NET	890,743	776,577	SHAREHOLDERS' EQUITY	3,244,625	3,030,190

TOTAL ASSETS	$4,150,938	$4,017,797	TOTAL LIABILITIES AND EQUITY	$4,150,938	$4,017,797

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED

DECEMBER 2024/2023

(In thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$418,733	$514,457
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	124,641	110,563
Amortization of intangibles	23,521	21,327
Expense associated with share-based and grant compensation arrangements	38,163	34,899
Deferred income taxes	(15,382)	(5,573)
Unrealized gain on investment and other	(1,217)	(2,435)
Equity in (earnings) loss of investee	(89)	2,367
Net loss (gain) on sale, disposition and impairment of assets	678	(260)
Impairment of intangibles	5,479	—
Gain from reduction of estimated earnout liability	(2,460)	(3,177)
Changes in:
Accounts receivable	47,070	81,659
Inventories	6,356	250,561
Accounts payable	22,394	(3,578)
Accrued liabilities and other	(25,316)	(40,920)
NET CASH FROM OPERATING ACTIVITIES	642,571	959,890

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(232,274)	(180,382)
Proceeds from sale of property, plant and equipment	11,501	3,291
Acquisitions, net of cash received and purchase of equity method investment	(29,830)	(52,383)
Purchases of investments	(55,397)	(29,806)
Proceeds from sale of investments	30,844	29,935
Other	4,406	(10,819)
NET CASH USED IN INVESTING ACTIVITIES	(270,750)	(240,164)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	29,913	28,462
Repayments under revolving credit facilities	(32,256)	(30,125)
Repayments of debt	(40,000)	(29)
Repayment of debt on behalf of investee	(6,303)	—
Contingent consideration payments and other	(4,868)	(6,262)
Proceeds from issuance of common stock	2,811	2,750
Dividends paid to shareholders	(80,782)	(68,238)
Distributions to noncontrolling interest	(11,848)	(7,355)
Purchase of remaining noncontrolling interest of subsidiary	(4,902)	—
Payments to taxing authorities in connection with shares directly withheld from employees	(17,838)	—
Repurchase of common stock	(141,120)	(82,149)
Other	73	86
NET CASH USED IN FINANCING ACTIVITIES	(307,120)	(162,860)

Effect of exchange rate changes on cash	(7,363)	5,767
NET CHANGE IN CASH AND CASH EQUIVALENTS	57,338	562,633

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,122,256	559,623

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,179,594	$1,122,256

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$1,118,329	$559,397
Restricted cash, beginning of period	3,927	226
All cash and cash equivalents, beginning of period	$1,122,256	$559,623

Cash and cash equivalents, end of period	$1,171,828	$1,118,329
Restricted cash, end of period	7,766	3,927
All cash and cash equivalents, end of period	$1,179,594	$1,122,256

UFP Industries, Inc.

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217